UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2019

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	MACK	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On September 18, 2019, Merrimack Pharmaceuticals, Inc. (the “Company”) entered into a Cooperation Agreement (the “Agreement”) with Newtyn Management, LLC, Newtyn Partners, LP, Newtyn TE Partners, LP, Newtyn Capital Partners, LP, Ledo Capital, LLC and Noah G. Levy (collectively, “Newtyn”) and Western Standard, LLC, Western Standard Partners, LP, Western Standard Partners QP, LP and Eric D. Andersen (collectively, “Western” and with Newtyn, each a “Shareholder Party” and together, the “Shareholder Parties”). According to the Schedules 13D filed by Newtyn and Western on September 19, 2019, Newtyn and Western collectively owned approximately 15.1% of the Company’s outstanding common stock.

Pursuant to the Agreement, and promptly following the execution of the Agreement, the Company increased the size of the Company’s board of directors (the “Board”) by adding two seats and appointed Noah G. Levy, as Newtyn’s designee, and Eric D. Andersen, as Western’s designee (each, a “New Director” and together, the “New Directors”) to the Board. Additionally, the Company agreed to, among other things, nominate the New Directors for re-election at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) alongside Gary L. Crocker, Ulrik B. Nielsen and Russell T. Ray, all of whom currently serve on the Board. Each Shareholder Party will have the right to designate a replacement for the New Director designated by such Shareholder Party, subject to the approval of the Corporate Governance and Nominating Committee of the Board, if such Shareholder Party owns at least 2.5% of the Company’s voting securities.

For so long as the Shareholder Parties collectively own at least 5% of the Company’s voting securities, the Company has agreed that the size of the Board will not exceed five members unless at least two-thirds of the directors then serving in office, including at least one New Director (or any replacement), approve such increase.

With respect to the 2019 Annual Meeting and any other meeting of the Company’s stockholders held prior to the termination of the Agreement, the Shareholder Parties agreed to, among other things, vote in favor of the Company’s director nominees and, subject to certain exceptions, vote in accordance with the Board’s recommendation on all other proposals.

The Company has agreed to form a special committee of the Board committed to analyzing and evaluating the Company’s strategy and expenses (the “Strategy and Expense Committee”), which will be comprised of three Board members, two of whom will be the New Directors or their replacements.

Each Shareholder Party also agreed to certain customary standstill provisions prohibiting it from, among other things, (i) making certain public announcements, (ii) soliciting proxies, (iii) acquiring beneficial ownership of more than 20.0% of the Company’s voting securities, (iv) selling any Company securities to any person that is known to have filed or threatened to file a proxy solicitation against the Company within the preceding 18 months or has otherwise given such Shareholder Party reasonable cause to believe such person intends to engage in a proxy campaign against the Company, (v) taking any action to support proposals that seek to influence the Board or management of the Company or effect any material change in the Company’s capitalization, management, business or corporate structure, and (vi) joining any group with respect to the Company’s voting securities.

Unless the parties agree otherwise, the Agreement will terminate as to a Shareholder Party on the earliest of (i) the time at which such Shareholder Party no longer beneficially owns at least 2.5% of the Company’s voting securities, (ii) the adjournment of the applicable annual meeting of the Company’s stockholders if the New Director (or any replacement) designated by such Shareholder Party is not re-elected at such meeting, (iii) the Company’s breach of its obligations with respect to the Strategy and Expense Committee, (iv) the New Director (or any replacement) designated by such Shareholder Party fails to be re-nominated for election at a shareholder meeting, and (v) the consummation of an Extraordinary Transaction (as defined in the Agreement).

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On September 19, 2019, the Company issued a press release announcing the signing of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 5.02 by reference.

On September 17, 2019, the Board, upon the recommendation of the Corporate Governance and Nominating Committee of the Board, appointed each of the New Directors as a member of the Board, effective upon the signing of the Agreement. Messrs. Andersen and Levy will serve on the Board with a term expiring at the 2019 Annual Meeting and thereafter until their successors have been duly elected and qualified, or until their earlier death, resignation or removal. The Board has determined that Messrs. Andersen and Levy are each “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations. The election of Messrs. Andersen and Levy increases the size of the Board from six to eight members.

Mr. Andersen has been the managing member and portfolio manager at Western Standard, LLC, an investment firm, since June 2008. Prior to that, Mr. Andersen served as an analyst at Ivory Capital and JCK Partners, both investment firms, from 2006 to 2008 and 2004 to 2006, respectively; an associate in the private equity group at J.P. Morgan Partners, LLC from 2002 to 2004; and an analyst, mergers and acquisitions, at The Blackstone Group, an investment firm, from 2000 to 2002. Mr. Andersen holds a B.A. from Dartmouth College and is a CFA Charterholder.

Mr. Levy has been the managing member and portfolio manager at Newtyn Management, LLC, an investment firm, since June 2011. Prior to that, Mr. Levy served as a senior member at Tyndall Management, an investment firm, from 2002 to 2011, and as an analyst at Goldman Sachs, an investment bank and financial services company, from 2000 to 2002. Mr. Levy holds a B.A. from Dartmouth College.

Other than disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between either of the New Directors and any other persons pursuant to which they were elected as directors. There are no transactions in which either of the New Directors have an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Pursuant to the Agreement, Messrs. Andersen and Levy have agreed to waive and forego any cash or stock compensation (other than expense reimbursement pursuant to the Company’s director compensation program) for their services as directors.

In connection with their election, the Company and each of Messrs. Andersen and Levy will enter into the Company’s standard form of indemnification agreement. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Messrs. Andersen and Levy for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their service as a director of the Company.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit

10.1	Cooperation Agreement, dated as of September 18, 2019, by and among the Company, Newtyn Management, LLC, Newtyn Partners, LP, Newtyn TE Partners, LP, Noah G. Levy, Newtyn Capital Partners, LP, Ledo Capital, LLC, Western Standard, LLC, Western Standard Partners, LP, Western Standard Partners QP, LP and Eric D. Andersen

99.1	Press Release, dated September 19, 2019

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2019 Annual Meeting. The Company intends to file a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s preliminary proxy statement for the 2019 Annual Meeting contains information regarding the direct and indirect interest, by securities holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. If the holdings of the Company’s securities change from the amounts provided in the Company’s preliminary proxy statement for the 2019 Annual Meeting, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website at www.merrimack.com in the “Investors” section under “SEC Filings” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for the 2018 Annual Meeting of Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2018. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2019 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.merrimack.com in the “Investors” section under “SEC Filings.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: September 20, 2019	By:	/s/ Gary Crocker
Gary Crocker
President